Exhibit 4.66

Option Agreement

This Option Agreement (hereinafter referred to as “Agreement”) was made as of 14th day of September, 2020 in Beijing, the People’s Republic of China (“PRC”) by and among the parties (hereinafter referred to as “Parties”) as follows:

Party A: Wuhan Studyvip Online Education Co., Limited

Registered Address: No. 1, Floor 3, Building No. 3, Modern Science & Technology Park, Guannanyuan 1st Road, East Lake High-Tech Development Zone, Wuhan, China

Legal Representative: LIU Tongbo

Party B: As shown in Annex I hereto.

Party C: Guangzhou Wudawei Education Technology Co., Ltd.

Registered Address: Guangzhou Wudawei Education Technology Co., Ltd. Registered Address: Room No. 103 (even), No. 90-96, Kexue grand avenue, Huangpu District, Guangzhou

Legal Representative: LI Haohan

Whereas:

1.	Party A is a wholly foreign-owned enterprise incorporated and existing under the laws of the PRC.
2.	Party C is a limited liability company incorporated and existing under the laws of the PRC.
3.	Party B (“Grantors”) directly hold their interests in Party C, and the shareholdings are shown in Annex II hereto.
4.	The Parties hereto signed the Equity Pledge Agreement on 14th day of September, 2020.
5.

Party B intends to grant Party A or its designated qualified subject an exclusive option to purchase all or part of the shares/assets of Party C held by any or all of Grantors at any time subject to compliance with the requirements of Chinese laws.

Therefore, this Agreement is entered into by and among the Parties as follows:

1.	Granting of the Option
1.1	Granting

Grantors agree that, on the date of signing this Agreement, they shall irrevocably grant Party A an option to purchase in installments or lump sum all their shares in Party C by Party A or its designated third party in such way of exercise as stipulated in Section 2.2 hereof. Such option shall be granted to Party A after this Agreement is signed by the Parties hereto and shall be irrevocable within the term of this Agreement once granted.

1.2	Term

This Agreement shall take effect after being signed and/or sealed by the parties hereto, and shall not be terminated until Party A acquires all shares of Party C held by Grantors subject to the applicable laws of the PRC.

2.	Exercise of Option and Delivery
2.1	Time of Exercise
2.1.1	Grantors unanimously agree that Party A may exercise the option in whole or in part at any time within the term of this Agreement subject to the applicable laws of the PRC;
2.1.2	Grantors unanimously agree that there shall not be any restrictions on number of Party A’s exercise unless Party A has acquired all shares of Party C; and
2.1.3	Grantors unanimously agree that Party A may designate any third party to exercise the option, provided that Party A shall inform in writing Grantors of such designation in advance.
2.2	Exercise Consideration

Unless otherwise agreed by the Parties hereto, Grantors unanimously agree that, when Party A or its designated third party exercises the option, all exercise considerations obtained by Grantors therefor shall be immediately given to Party A or its designated third party free of charge.

2.3	Transfer

Grantors unanimously agree that Party A may transfer its option under this Agreement to any third party in whole or in part without separate approval of Grantors, and such transferees shall be deemed to be a party to this Agreement and may exercise the option according to this Agreement in respect of the share of the option acquired by it and shall enjoy and bear all of Party A’s rights and obligations under this Agreement.

2.4	Notice on Exercise
2.4.1

If Party A exercises the option hereunder, it shall notify in writing Grantors of such exercise Ten (10) working days prior to the delivery date (as defined below), and such notice shall specify the following terms:

(a)

Effective delivery date (“Delivery Date”) of the shares after the option is exercised, namely the date on which a formal application for share change registration is filed to the relevant administrative department of industry and commerce;

(b)	Name of the registered holder of the shares after the option is exercised;
(c)	Number of the shares purchased from Grantors;
(d)	Exercise consideration and its payment method; and
(e)	Power of attorney (if exercised by any third party on its behalf).
2.4.2

The Parties hereto agree that Party A may designate at any time any third party to exercise the option and acquire and register the shares in the name of such third party. Grantors agree that, as long as Party A or its designated third party requests to exercise the option, Grantors shall, within Ten (10) working days after receipt of a notice on exercise, sign a share transfer agreement and other relevant documents according to the notice on exercise and this Agreement.

2.5	Transfer of Shares and Delivery
2.5.1	Whenever Party A exercises the option, within Ten (10) working days from the date of receipt of a notice on exercise sent by Party A according to the Section 2.4 hereof;
(a)

Grantors shall cause Party C to promptly hold a shareholders’ meeting at which a shareholder resolution on the approval of the transfer of shares by Grantors to Party A and/or its designated third party shall be adopted; and

(b)

Grantors shall sign all necessary contracts, agreements or documents, obtain all necessary government approvals and consents and take all necessary actions to transfer to Party A and/or its designated third party the ownership and all ancillary rights of the shares designated by Party A to be purchased without any security interests (other than the pledge under the Equity Pledge Agreement) and shall cause Party A and/or its designated third party to become the registered owner of the purchased shares and deliver to Party A and/or its designated third party the latest business license, articles of association, approval certificates (if applicable) and other relevant documents that are issued or registered by the relevant Chinese authorities, and such documents shall reflect any changes of Party C’s shares, directors and legal representative and other matters (if applicable).

3.	Representations, Warranties and Undertakings
3.1	Grantors jointly and severally make the following representations and warranties:
3.1.1

On the date of signing this Agreement and each Delivery Date, Grantors have the powers, rights, authority and ability to sign and deliver this Agreement and any share transfer agreement (hereinafter referred to as “Transfer Agreement”) signed by them as a party thereto for each share transfer according to this Agreement and to perform their obligations under this Agreement and any Transfer Agreement. This Agreement and any Transfer Agreement to which they are a party shall constitute their legal, effective and binding obligations that are enforceable on them according to the provisions thereof once signed.

3.1.2

No signing and delivery of this Agreement or any Transfer Agreement and no performance by Grantors of their obligations under this Agreement or any Transfer Agreement shall (i) result in any violation of any relevant laws and regulations of the PRC; (ii) conflict with the articles of association or other organizational documents; (iii) result in any breach of any binding agreements or instruments to which they are a party or constitute any breach of contract under any binding agreements or instruments to which they are a party; (iv) result in any breach of any licenses or approvals issued by the relevant competent government departments to them; or (v) cause any licenses or approvals issued by the relevant competent government departments to them to be suspended or revoked or attached with any conditions;

3.1.3	There is no suit, arbitration or other judicial or administrative proceedings that are pending or may have a substantial impact on the performance of this Agreement or any Transfer Agreement.
3.1.4

Grantors have good and marketable ownership of all shares of Party C. There are no pledges, liabilities and other third party encumbrances on Party C’s shares held by Grantors other than the pledge under the Equity Pledge Agreement.

3.1.5	Grantors have disclosed to Party A all circumstances that may have a material adverse effect on the performance of this Agreement.

3.1.6	The option granted by Grantors to Party A is exclusive, and Grantors have not otherwise granted any third party any other options or similar rights before or when granting the option to Party A.
3.2	Grantors jointly and severally make the following undertakings:
3.2.1

Within the term of this Agreement, Grantors will not create any pledges, liabilities and any other third party encumbrances on Party C’s shares held by them other than those under the Equity Pledge Agreement separately signed by Grantors and Party A nor transfer, donate or otherwise dispose of any shares held by them to any third party other than the Parties to this Agreement.

3.2.2	Within the term of this Agreement, Grantors will not otherwise grant any other options or similar rights to any third party.
3.2.3

Within the term of this Agreement, Grantors will cause and ensure that the business carried out by Party C conforms to the applicable laws, regulations, rules and other management regulations and documents issued by the competent government departments and that there are no breach of the above provisions that results in a major adverse impact on the business or assets of the company.

3.2.4

Grantors will maintain the valid existence of Party C in accordance with good financial and commercial standards and practices, operate their business and deal with affairs in a prudent and efficient manner, use their best efforts to obtain and maintain any permits, licenses and approvals necessary for Party C’s continuous operation and ensure that any such permits, licenses and approvals will not be canceled, withdrawn or declared null and void.

3.2.5	Grantors will provide Party A with all Party C’s operation and financial information at Party A’s request.
3.2.6

Except as expressly agreed by Party A (or its designated third party) in writing, before Party A (or its designated third party) exercises its option and obtains all of Party C’s shares or assets, Grantors shall not jointly or individually:

(a)

Supplement or modify Party C’s constitutional documents in any form, and such supplements, alterations or modifications will have substantial adverse effects on any assets, responsibilities, operation, shares and other legal rights of Party C (excluding the same proportion of capital increase for the purpose of meeting the legal requirements) or may affect the effective performance of this Agreement and other agreements signed by Party A, Grantors and Party C.

(b)

Cause Party C to enter into or do any transactions or acts (excluding those that arise in the ordinary or daily business course or have been disclosed to and agreed by Party A expressly in writing in advance) that will have materially adverse effects on its assets, liabilities, operation, shares and other legitimate rights.

(c)	Cause any resolutions on the distribution of dividends or bonuses to be adopted at the shareholders’ meeting of Party C.
(d)

Sell, assign, mortgage or otherwise dispose of any legal or beneficial interests on Party C’s shares or allow to create any other security interests thereon at any time from the effective date of this Agreement.

(e)

Cause any sales, transfer, mortgage or otherwise disposal of any legal or beneficial interests on shares to be approved at the shareholders’ meeting of Party C, or allow to create any other security interests thereon, or adopt a shareholder resolution on the increase or decrease of Party C’s registered capital or otherwise modify the structure of the registered capital.

(f)

Cause any merger or association of Party C with any persons to be approved at the shareholders’ meeting of Party C, or acquire investments from any persons or make an investment to any persons, or carry out reorganization in any other form.

(g)	Cause any winding-up, liquidation or dissolution and other matters of Party C to be approved at the shareholders’ meeting of Party C.
3.2.7	Before Party A (or its designated third party) exercises its option and obtains all of Party C’s shares or assets, Grantors undertake that:
(a)

They will forthwith notify Party A in writing of any suits, arbitration or administrative proceedings that have arisen or may arise in relation to the shares owned by them or of any circumstances that may have any adverse effect on such shares.

(b)

They will cause the shareholders’ meeting of Party C to examine and approve the transfer of the purchased shares as specified in this Agreement, cause Party C to amend its articles of association so as to reflect any changes of Party C’s shares after Party A and/or its designated third party exercises the option according to this Agreement and other changes as set forth herein and immediately apply to the authorities of the PRC for approval (if required by law) and change of registration, and cause the shareholders’ meeting of Party C to approve and appoint such persons as designated by Party A and/or its designated third party as Party C’s director and legal representative (if necessary).

(c)

Before Party A and/or its designated third party exercises the option, they will enter into all necessary or appropriate documents, take all necessary or appropriate actions and make all necessary or appropriate accusations or make all necessary and appropriate defenses for all claims in order to maintain their lawful and effective ownership over the appropriate shares.

(d)

Upon Party A’s request at any time, they will unconditionally transfer their shares to Party A and/or its designated third party at the time specified by Party A and waive their right of first refusal against any other shareholders of Party C in respect of the above transfer of shares by them according to Party A’s instructions.

(e)

They will strictly abide by this Agreement and other agreements jointly or severally entered into by and between Grantors and Party A, conscientiously perform their obligations under such agreements and will not do any acts/omissions that are likely to affect the validity and enforceability of such agreements.

3.3	Party C and Grantors hereby jointly and severally make the following representations, warranties and undertakings to Party A:
3.3.1

Except as agreed by Party A (or its designated third party) in writing, before Party A (or its designated third party) exercises its option and obtains all of Party C’s shares or interests, Party C shall not:

(a)

Sell, assign, mortgage or otherwise dispose of any assets, business or incomes or allow to create any other security interests thereon (excluding those that arise in the ordinary or daily business course or have been disclosed to and agreed by Party A expressly in writing in advance);

(b)

Enter into any transactions (excluding those that arise in the ordinary or daily business course or have been disclosed to and agreed by Party A expressly in writing in advance) that will or may have materially adverse effects on its assets, liabilities, operation, shares and other legitimate rights;

(c)	Distribute any dividends or bonuses to each shareholder in any form;
(d)

Incur, inherit, guarantee or allow the existence of any debts other than (i) any debts that arise in the ordinary or daily business course rather than by borrowing, and (ii) any debts that have been disclosed to and agreed by Party A expressly in writing in advance;

(e)

Sign any significant contracts other than those signed in the ordinary business course (for the purpose of this Article, if the amount under a contract is more than RMB50,000, such contract shall be deemed to be a significant contract);

(f)	Adopt a shareholder resolution on the increase or decrease of Party C’s registered capital or otherwise modify the structure of the registered capital;
(g)	Supplement, modify or amend Party C’s articles of association in any form; and
(h)	Enter into merge or association with any persons, or acquire investments from any persons or make an investment to any persons.
3.3.2

On the date of signing this Agreement and each Delivery Date, Party C has no outstanding debts other than (i) any debts arising in its ordinary business course; and (ii) any debts that have been disclosed to and agreed by Party A expressly in writing in advance.

3.3.3

On the date of signing this Agreement and each Delivery Date, there is no suit, arbitration or administrative proceedings that are ongoing or may occur in relation to the shares, Party C’s assets or that may have a substantial impact on the performance of this Agreement by Party C other than those that have been disclosed to and agreed by Party A expressly in writing in advance.

3.3.4	Party C has not been declared bankrupt.
3.3.5

Party C hereby undertakes to Party A that it will comply with all laws and regulations applicable to the acquisition of shares and assets within the term of this Agreement, bear all expenses arising out of the share transfer and handle all procedures necessary for enabling Party A or its designated third party to become Party C’s shareholder, including but not limited to assisting Party A in obtaining any necessary approvals in relation to the share transfer from the approval authorities, submitting the relevant applications required for handling the share change registration to the competent administrative department of industry and commerce and amending the register of shareholders.
4.	Taxes

All taxes arising out of the performance of this Agreement shall be borne by Party C.

5.	Breach of Contract

Except as otherwise stipulated herein, if any Party fails to fully perform or suspend the performance of its obligations under this Agreement and fails to correct such breach within Thirty (30) days from the date of receipt of a notice from the other Party, or any of its representations and warranties under this Agreement are untrue, inaccurate or misleading, such Party shall be deemed to have breached this Agreement.

If any Party hereto breaches this Agreement or any of its representations and warranties under this Agreement, the non-breaching Party may notify in writing the breaching Party of correcting such breach within Ten (10) days from the date of receipt of a notice, taking appropriate measures to effectively and promptly avoid any damage and continuing to perform this Agreement. If any damage occurs, the breaching Party shall make compensation to the non-breaching Party so that the non-breaching Party can obtain all rights and interests that should have been obtained by it in the case of the performance of this Agreement

If all of the Parties breach this Agreement, they shall determine the respective amount of compensation payable by them according to the degree of their respective breach.

6.	Governing Law and Dispute Resolution
6.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the PRC.

6.2	Arbitration

In case of any disputes among the Parties arising out of the construction and performance of any provisions of this Agreement, the Parties shall resolve such disputes through consultation in good faith. If such disputes cannot be resolved through consultation, any Party may submit such disputes to China International Economic and Trade Arbitration Commission for resolution by arbitration in accordance with the existing arbitration rules of such Commission in force. The place of arbitration shall be Beijing, and the language to be used in the arbitration proceedings shall be Chinese. Any arbitral award shall be final and binding upon the Parties. No provisions of this Article shall be affected by any termination or cancellation of this Agreement.

6.3	Continue to Perform

Except for any matters disputed by the Parties hereto, the Parties hereto shall continue to perform their respective obligations under this Agreement based on the principle of good faith.

7.	Confidentiality
7.1	Confidential Information

Any contents of this Agreement and its annexes shall be kept confidential. Any Party shall not disclose to any third party any information contained herein (unless they obtain the prior written consent of the Parties hereto). These provisions hereof shall survive the termination of this Agreement.

7.2	Exceptions

Any disclosure of any confidential information required by the laws, court judgments, arbitral awards and decisions of governmental authorities shall not constitute a breach of the Section 7.1 above.

8.	Miscellaneous
8.1	Entire Agreement

This Agreement shall constitute an entire agreement among the Parties hereto in respect of the matters involved herein. In case of any discrepancies between any prior discussions, negotiations and agreement and this Agreement, this Agreement shall prevail. This Agreement shall be amended by the Parties in writing. Any annexes hereto shall form an integral part of this Agreement and be equally authentic as this Agreement.

8.2	Notices
8.2.1

Any notices sent by the Parties for the performance of their rights and obligations under this Agreement shall be made in writing and be sent to the following addresses of one or all of the Parties hereto by personal delivery, registered mail, postage prepaid mail, recognized express service or facsimile transmission:

Party A,

Address: No. 36 Courtyard, Chuangyuan Road, Building No. 6, Laiguangying, Chaoyang District, Beijing, China

Tel.:

Attn.: LIU Tongbo

Party B and Party C:

Address: Room No. 103 (even), No. 90-96, Kexue grand avenue, Huangpu District, Guangzhou, China

Tel.:

Attn.: LI Haohan

8.2.2	All notices and correspondences shall be deemed to have been delivered under the following circumstances:
(a)

If delivered by fax, the date displayed on the fax machine shall be the date of delivery, provided that, when such notices sent by fax are delivered later than 5:00 p.m. or on any non-working day in the place of delivery, the working day following the date displayed shall be the date of delivery;

(b)	If delivered by personal delivery (including by express mail service), the date of signing for such notices shall be the date of delivery; and
(c)	If delivered by registered mail, the Fifteenth (15th) day following the date shown in the return receipt of such registered mail shall be the date of delivery.

8.2.3	Binding force

This Agreement shall be binding on the Parties hereto.

8.3	Language

This Agreement is written in Chinese and is executed in four (4) copies.

8.4	Day and Working Day

“Day” referred to herein shall be the calendar day; “Working Day” referred to herein shall be any day from Monday to Friday.

8.5	Headings

The headings hereunder are for reading convenience only and shall not be used for the interpretation of this Agreement.

8.6	Pending matters

Any matters not stipulated herein shall be resolved by the Parties hereto through friendly consultation in accordance with the laws of the PRC.

8.7	Termination

The Parties hereto acknowledge that, in case of any change of shareholding structure of Party C or any increase or decrease of shareholders, Party A, Party C and all existing shareholders of Party C shall re-sign this Agreement and that this Agreement shall be automatically terminated and become invalid from the effective date of the option agreement re-signed by the aforesaid Parties.

[The remainder of this page is intentionally left blank]

[This page is the signature page to the Option Agreement]

Party A:

Legal or Authorized Representative: /s/ LIU Tongbo (Seal)

Party B:

LI Haohan

Signature: /s/ LI Haohan

DU Peiheng

Signature: /s/ DU Peiheng

Party C:

Legal or Authorized Representative: /s/ LI Haohan (Seal)

Annex I Party C’s Shareholders

S/N	Name of Shareholders	ID Card No.
1	LI Haohan
2	DU Peiheng

Annex II Party C’s Shareholding Structure

S/N	Name of Shareholders	Amount of Contribution (CNY 10000)	Equity Proportion
1	LI Haohan	190	95%
2	DU Peiheng	10	5%
	Total	200	100%